Exhibit 10.9
THIRD AMENDMENT
TO
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) made as of the 1st day of July, 2003 by and between AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and Thomas J. Sargeant (“Executive”), as previously amended, is hereby further amended as follows (new language is bold and underlined and deleted language is struck through):
     1. Section 3(b) of the Agreement is hereby amended by deleting the last sentence thereof and substituting the following in lieu thereof:
“Any Cash Bonuses for a fiscal year hereunder shall be paid as a lump sum ~~no later than 75 days~~ after the end of the ~~Company’s preceding~~ fiscal year but not later than March 14 after the end of the fiscal year.”
     2. Section 7(c)(i)(b)(A) of the Agreement is hereby amended to read as follows:
“The Company may defer the determination of the Cash Bonus and the restricted stock portion of the LT Equity Bonus until such bonuses in respect of such year are determined for other officers, and at such time the amounts to be used for determining Executive’s pro rata bonuses shall be a percentage of his target Cash Bonus and a percentage of his target number of restricted shares with such percentages being equal to the average of the percentages that apply to the Cash Bonus and restricted shares, respectively, of other officers ranked Senior Vice President or higher, but in no event shall such Cash Bonus and the restricted stock portion of the LT Equity Bonus be paid to Executive later than March 14 of the calendar year following the calendar year that includes the Date of Termination; and”
     3. The first sentence of Section 7(c)(iii) of the Agreement is hereby amended to read as follows:
“In the event the Company elects to terminate Executive’s employment during the Employment Period on account of Disability, the Company shall, in addition to paying the amounts set forth in Section 7(c)(i) and subject to Executive first entering into a separation agreement, including a general release of all claims, in a form reasonably acceptable to the Company (‘Separation Agreement‘) within 21 days of the Date of Termination, pay to Executive, in one lump sum, ~~no later than the later of the effective date of said Separation Agreement or~~ 31 days following the Date of Termination, an amount equal to two times Covered Average Compensation.”
     4. Section 7(c)(iv) of the Agreement is hereby amended to read as follows:
     "(iv) Non-Renewal. In the event the Company gives Executive a notice of non-renewal pursuant to Section 1 above, the Company shall, in addition to paying the amounts provided under Section 7(c)(i), subject to Executive entering into a Separation Agreement within 21 days of the Date of Termination, pay to Executive, in one lump sum 31 days following the Date of Termination, an amount equal to Covered Average Compensation. The Company shall also, subject to the Executive entering into a Separation Agreement, commencing upon the Date of Termination,
     ~~(A) Pay to Executive, for 12 consecutive months, commencing with the first day of the month immediately following the Date of Termination, a monthly amount equal to the result obtained by dividing Covered Average Compensation by twelve;~~
     ~~(B)~~(A) Continue, without cost to Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of Termination under Section 3(c) for a period of 24 months following the Date of Termination or until such earlier date as Executive obtains comparable benefits through other employment; and
     ~~(C)~~(B) Take whatever action is necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards and be entitled to exercise and continue to exercise all stock options and all other equity-based awards having an exercise schedule and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms; and
     ~~(D)~~(C) If Executive obtains a disability policy on commercially reasonable terms with the same or similar coverage as provided by the Company in the Base Disability Policy and the Supplemental Policy prior to the Date of Termination, then, until that date that is 24 months following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive for an amount equal to the difference between (i) the monthly premiums for such disability policy, less (ii) such amount as may be paid, prior the Date of Termination, by Executive in respect of a portion of the premiums on the Base Disability Policy provided by the Company prior to the Date of Termination; and
     ~~(E)~~(D) Continue to pay the premiums due or thereafter payable on the whole-life portion of the split-dollar insurance policy referenced under Section 3(d) in accordance with, and to the extent required by, the provisions of the Split Dollar Agreement between the Company and Executive.”
     5. The first sentence of Section 7(c)(v) of the Agreement is hereby amended to read as follows:
“In the event the Company or any successor to the Company terminates Executive’s employment without Cause, or if Executive terminates his employment in a Constructive Termination without Cause, the Company shall, in addition to paying the amounts provided under Section 7(c)(i), and subject to Executive first entering into a Separation Agreement within 21 days of the Date of Termination, pay to Executive, in one lump sum, ~~no later than the later of the effective date of a Separation Agreement or~~31 days following the Date of Termination, an amount equal to three times Covered Average Compensation.”
     6. The second sentence of Section 7(d)(ii) of the Agreement is hereby amended to read as follows:
“The initial Partial Gross-Up Payment, if any, as determined pursuant to this 7(d)(ii), shall be paid to ~~the Executive within five days of the receipt of the Accounting Firm’s determination~~ the appropriate tax authorities as withholding taxes on behalf of Executive at such time or times when each Excise Tax payment is due.”
     7. The following section shall be inserted as a new Section 7(i) to the Agreement:
     “(i) Section 409A.
     (a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s ‘separation from service’ within the meaning of Section 409A of the Code, the Company determines that Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided prior to the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which separation from service occurs, from the date of separation from service until the payment date.
     (b) The right to reimbursement or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit and does not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year.
     (c) The reimbursement of expenses under this Agreement will be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.
     (d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409(A)-1(h). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.”
     8. Except as amended herein, the Agreement is hereby confirmed in all other respects.

     IN WITNESS WHEREOF, this Amendment is entered into this 14th day of December, 2008.

AVALONBAY COMMUNITIES, INC.
By:	/s/ Charlene Rothkopf
	Name:	Charlene Rothkopf
	Title:	EVP-Human Resources

By:	/s/ Edward M. Schulman
	Name:	Edward M. Schulman
	Title:	SVP, General Counsel & Secretary

/s/ Thomas J. Sargeant
Executive

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